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                                                                     Exhibit 8.1

                         [PROSKAUER ROSE LLP LETTERHEAD]

August 5, 1999

BR Holding, Inc.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

Re: Form S-4 Registration Statement under the Securities Act of 1933

Dear Sirs :

            We have acted as your counsel in connection with the Agreement and Plan of Merger (the "Reorganization Agreement" and the merger contemplated thereby, the "Reorganization"), by and among BR Holding, Inc. ("BR Holding"), Bull Run Corporation ("Bull Run") and a wholly-owned subsidiary of BR Holding, and the Agreement and Plan of Merger (the "Merger Agreement" and the mergers contemplated thereby, the "Mergers"), dated as of February 15, 1999, as amended to date, by and among BR Holding, Bull Run, Capital Sports Properties, Inc. ("Capital"), Host Communications, Inc. ("Host") and Universal Sports America, Inc. ("Universal") and various subsidiaries. In that connection, we have participated in the preparation of a Registration Statement on Form S-4 under the Securities Act of 1933 which contains a proxy statement/prospectus (collectively, the "Proxy Statement/Prospectus"), relating to the exchange of BR Holding common stock for Bull Run common stock in the Reorganization and the exchange of BR Holding common stock and cash for the outstanding stock of Capital, Host and Universal not already owned directly or indirectly by BR Holding.

            We have examined the Reorganization Agreement, the Merger Agreement, the Proxy Statement/Prospectus, the representation letter of BR Holding (dated the date hereof) delivered to us for purposes of this opinion, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the Reorganization and the Mergers will be consummated in the manner contemplated in the Proxy Statement/Prospectus and in accordance with the Reorganization Agreement and Merger Agreement, (ii) the statements concerning the Reorganization and the Mergers set forth in the Proxy Statement/Prospectus are accurate and complete, (iii) the representations made to us by BR Holding in the representation letter are accurate and complete and (iv) insofar as such BR Holding representation letter contemplates or describes the

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BR Holding, Inc.
August 5, 1999
Page

occurrence or absence of certain future events, such future events will in fact occur or fail to occur, as so contemplated or described.

            Based upon the foregoing, it is our opinion that the descriptions of the Federal income tax consequences to certain holders of outstanding shares of Bull Run, Capital, Host and Universal common stock who participate in the Reorganization and Mergers, contained in the Proxy Statement/Prospectus under the headings, "Proposal 1: Approval of the Creation of a Holding Company Structure - - Material Federal Income Tax Consequences" and "Proposal 2:
Approval of the Issuance of BR Holding Shares in the Mergers - - Material Federal Income Tax Consequences," correctly set forth the material Federal income tax consequences for such holders.

            In addition, based upon the foregoing, we confirm our opinions set forth in the second paragraph under the heading, "Proposal 1: Approval of the Creation of a Holding Company Structure -- Material Federal Income Tax Consequences," and in the second paragraph under the heading, Proposal 2:
Approval of the Issuance of BR Holding Shares in the Mergers - Material Federal Income Tax Consequences," in the Proxy Statement/Prospectus.

            We hereby consent to the filing of this opinion as an exhibit to Bull Run's Registration Statement on Form S-4 and to the reference to this firm in the sections captioned "Proposal 1: Approval of the Creation of a Holding Company Structure - - Material Federal Income Tax Consequences" and "Proposal 2:
Approval of the Issuance of BR Holding Shares in the Mergers - - Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                Proskauer Rose LLP

                                By /s/ Alan P. Parnes
                                   -----------------------------
                                   Alan P. Parnes
                                   A Member of the Firm